Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Con-way Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-30327, 333-48733, 333-92399, 333-36180, 333-54558, 333-102749, 333-104803, 333-124343, 333-133546 and 333-142353 on Form S-8, No. 333-56667 and 333-148234 on Form S-3 and No. 333-116211 on Form S-4) of Con-way Inc. of our report dated February 27, 2009, with respect to the consolidated balance sheets of Con-way Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Con-way Inc.

/s/ KPMG LLP
Portland, Oregon
February 27, 2009